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                 [letterhead of Armstrong Teasdale LLP]



                     _________________________, 2000



Board of Directors
Enterbank Holdings, Inc.
150 N. Meramec Avenue
Clayton, MO 63105

      Re: Agreement and Plan of Merger Between Enterbank Holdings, Inc. and Commercial Guaranty Bancshares, Inc.

Ladies and Gentlemen:

      We have acted as counsel to Enterbank Holdings, Inc., a Delaware corporation ("Enterbank") in connection with the proposed merger of Enterbank Acquisition Corp. I ("ECQ"), a wholly-owned subsidiary of Enterbank, with and into Commercial Guaranty Bancshares, Inc., a Kansas corporation ("CGB"), all pursuant to the terms of the Agreement and Plan of Merger dated as of January 5, 2000 ("Agreement") between Enterbank and CGB. This opinion is being rendered pursuant to Section 6.2(d) of the Agreement. In connection with this opinion, we have examined and are familiar with the Agreement and such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed below. In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, and authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such copies. In rendering the opinions set forth below, we have relied upon certain representations and covenants contained in certificates of officers of Enterbank and CGB.

      In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended ("Code"), Treasury Regulations, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant.

      Based upon and subject to the foregoing, we are of the opinion that
(i) the merger of ECQ with and into CGB will, under current law, be treated as a reorganization under Section 368(a) of the Code and (ii) Enterbank and CGB will each be a party to the reorganization within the meaning of
Section 368(b) of the Code.


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Board of Directors
Enterbank Holdings, Inc.
__________________, 2000
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      Except as set forth above, we express no opinion as to the tax consequences to any party, whether federal, state, local or foreign, of the merger or of any transactions related to the merger or contemplated by the Agreement. This opinion is being furnished to Enterbank in connection with the merger and solely for the benefit of Enterbank in connection therewith and may not be used or relied upon for any other purpose and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.


                                       Very truly yours,


                                       ARMSTRONG TEASDALE LLP